UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2024

AVALO THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-37590	45-0705648
(Commission File Number)	(IRS Employer Identification No.)
540 Gaither Road, Suite 400, Rockville, Maryland 20850
(Address of principal executive offices) (Zip Code)
Registrant’s Telephone Number, Including Area Code: (410) 522-8707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	AVTX	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

Agreement and Plan of Merger and Reorganization

On March 27, 2024, Avalo Therapeutics, Inc. (the “Company”) entered into an agreement and plan of merger and reorganization (the “Merger Agreement”), with Project Athens Merger Sub, Inc. (“Merger Sub”), Second Project Athens Merger Sub, LLC (“Second Merger Sub”) and AlmataBio, Inc. (“Almata”). Pursuant to the Merger Agreement on March 27, 2024, Merger Sub merged with and into Almata, with Almata continuing as the surviving entity, and immediately thereafter Almata merged with and into Second Merger Sub (collectively, the “Merger”), with Second Merger Sub as the surviving entity and a wholly owned subsidiary of the Company (the “Subsidiary”). Current officers of the Company will serve as officers of the Subsidiary. No person affiliated with Almata serves as an officer or employee of the Company or the Subsidiary following completion of the Merger.

As consideration for the Merger, the Company issued to the Almata stockholders an aggregate of 171,605 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”) and an aggregate of 2,412 shares of Series C Preferred Stock (as defined and described in Item 5.03 below), valued at approximately $15 million in the aggregate. The shares of Common Stock and Series C Preferred Stock issued pursuant to the Merger Agreement were issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on Section 4(a)(2) thereof. Such shares may not be offered or sold in the United States absent registration or exemption from registration under the Securities Act and any applicable state securities laws.

Pursuant to the Merger Agreement, the Company has agreed to an aggregate milestone payment of $7.5 million in cash due upon the closing of the Private Placement (as defined below), a second aggregate milestone payment of $5.0 million due upon the first patient being dosed in a Phase 2 trial for the indication of hidradenitis suppurative (HS) (the “Dosing Date”) and a third aggregate milestone payment of $15.0 million due upon the first patient being dosed in a Phase 3 trial (regardless of indication). The Almata stockholders have the option to elect to have the second and third milestone payments be paid in cash, shares of Avalo common stock or a combination thereof. In the absence of timely notice of such election, Avalo may elect to pay the second and third milestones in cash or Common Stock of Avalo or a combination thereof. The number of shares of Common Stock payable in respect of the second or third milestone payment will be based upon the equation set forth in the Merger Agreement, which is based on a volume weighted 20 trading day average beginning on and including the first full trading day that is 10 trading days prior to the date of the public announcement of achievement of such milestone, and is subject to the Required Stockholder Approval and the Beneficial Ownership Limitation as described below.

Pursuant to the Merger Agreement, Jonathan Goldman was appointed to the Company’s Board of Directors (the “Board”) effective on the closing of the Merger.

The Merger Agreement contains customary representations and warranties that the parties made to, and are solely for the benefit of, each other. Investors and security holders should not rely on the representation and warranties as characterizations of the actual state of facts since they were made only as of the date of the Merger Agreement. Moreover, information concerning the subject matter of such representation and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures.

The Series C Preferred Stock is not convertible into shares of Common Stock unless and until the Company stockholders approve the issuance of the shares of Common Stock of the Company to be issued upon conversion of such shares of Preferred Stock and exercise of the Warrants (as defined below) (the “Required Stockholder Approval”). Pursuant to the Securities Purchase Agreement (defined below), the Company is obligated to file a proxy statement with the Securities and Exchange Commission for a stockholder meeting to seek the Required Stockholder Approval not later than 75 days after March 27, 2024. If the Required Stockholder Approval is not obtained at that meeting, the Company must hold a stockholder meeting at least once every 90 days until the Required Stockholder Approval is obtained.

Pursuant to the Merger Agreement, the Almata stockholders may not sell or otherwise dispose of their shares of Common Stock or Series C Preferred Stock received in the Merger for a period of six months.

The Board of Directors of the Company unanimously approved the Merger Agreement and the related transactions. The Merger has been consummated substantially concurrently with the entry into the Merger Agreement, and was not subject to approval of the Company’s stockholders.

Securities Purchase Agreement

On March 27, 2024, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain investors party thereto (the “Purchasers”), pursuant to which the Company will issue and sell 19,945.890625 shares (the “Shares”) of Series C Preferred Stock initially convertible following Required Stockholder Approval into an aggregate of up to 19,945,897 shares of Common Stock (the “Exercise Shares”) with an aggregate value of $115.6 million and warrants (the “Warrants”) to purchase 11,967,526 shares of Common Stock (the “Warrant Shares” and together with the Exercise Shares, the “Derivative Shares”) or shares of Series C Preferred Stock exercisable into such shares of Common Stock, at the holders’ option, for an exercise price equal to $5.796933 per share of Common Stock (the “Private Placement”).

The Warrants will become exercisable on (i) the date of the closing of the Private Placement, estimated to be on or around March 28, 2024, if exercised for shares of Series C Preferred Stock or (ii) upon the date that the Required Stockholder Approval is received if exercised for shares of Common Stock. The Warrants will expire on the earlier of (y) the fifth anniversary of the date of issuance or (z) the thirty-first day following the public announcement of the Dosing Date, provided that if the Required Stockholder Approval has not been received by the Dosing Date, then the warrants will expire on the earlier of the (A) the fifth anniversary of the date of issuance or (B) thirty-first day following receipt of the Required Stockholder Approval. The Warrants include anti-dilution protection.

The upfront net proceeds from the Private Placement, after deducting estimated transaction fees and expenses of the Merger and the Private Placement of approximately $105 million are expected to be used for Milestone payments to Almata stockholders and general corporate purposes, including accounts payable. Pursuant to the Securities Purchase Agreement and the Series C Certificate of Designation, the Company is prohibited from consummating a subsequent equity or equity-linked financing until the earlier of (i) the first anniversary of the Private Placement without the consent of the lead investors in the Private Placement or (ii) the date the Derivative Shares (as defined therein) are freely tradeable without any restriction or limitation, whether under Rule 144 of the Securities Act or an effective registration statement.

The Securities Purchase Agreement contains representations and warranties that the parties made to, and are solely for the benefit of, each other. Investors and security holders should not rely on the representation and warranties as characterizations of the actual state of facts since they were made only as of the date of the Securities Purchase Agreement (except for the representations and warranties that speak as of a specific date, which shall be made as of such date). Moreover, information concerning the subject matter of such representation and warranties may change after the date of the Securities Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures.

The Shares and Warrants were sold in a transaction exempt from registration under the Securities Act in reliance on Section 4(a)(2) thereof. The Shares, Warrants and Derivative Shares may not be offered or sold in the United States absent registration or exemption from registration under the Securities Act and any applicable state securities laws.

Registration Rights Agreement

In connection with the Securities Purchase Agreement, the Company will enter into a registration rights agreement with the Purchasers, upon closing of the Private Placement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company has agreed to file a registration statement registering for resale the (i) shares of Common Stock underlying the Shares and Warrants, (ii) Shares, (iii) Warrants and (iv) shares of Series C Preferred Stock issued pursuant to the Merger Agreement. The Company has agreed to file such registration statement within 75 days of March 28, 2024, and have such registration statement declared effective with 135 days of March 28, 2024. If the registration statement is not declared effective by that date, the Company will make pro rata payments to each Purchaser in the amount equal to 1.0% of the aggregate amount invested by each Purchaser for the Shares and Warrants then held by such Purchaser upon such date of failure and the same amount monthly thereafter until the registration statement is declared effective.

The foregoing descriptions of the Merger Agreement, the Securities Purchase Agreement, the Warrants and the Registration Rights Agreement are not complete and are qualified in their entirety by reference to the full text of the Merger Agreement, Securities Purchase Agreement, the Warrants and the Registration Rights Agreement, which are attached hereto as Exhibits 2.1, 10.1, 4.1, and 10.2, respectively, and are incorporated herein by reference.

The information contained in this Current Report on Form 8-K is not an offer to sell or the solicitation of an offer to buy shares of our Common Stock or any other securities of the Company.

Item 2.01    Completion of Acquisition or Disposition of Assets.

On March 27, 2024, the Company completed its acquisition of Almata. The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

Item 3.01    Material Modifications to Rights of Security Holders.

To the extent required by Item 3.01 of Form 8-K, the information set forth in Item 5.03 is incorporated herein by reference.

Item 3.02    Unregistered Sales of Equity Securities.

The information contained in Item 1.01 under the headers “Agreement and Plan of Merger and Reorganization” and “Securities Purchase Agreement” is incorporated herein by reference.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As reported in Item 1.01 above, on March 27, 2024, Jonathan Goldman was appointed to the Board. Jonathan Goldman will serve as a director until the 2024 Annual Meeting of Stockholders or until his successor is duly elected and qualified.

In addition, in connection with the transactions described herein, the Company increased the size of the Board to nine members and appointed each of Aaron Kantoff and Samantha Truex, effective as of the closing of the Private Placement, estimated to be on March 28, 2024, with Mr. Kantoff being designated by the holder of Series D Preferred Stock. Except as set forth in the preceding sentence, there no arrangements or understandings between any of Jonathan Goldman, Aaron Kantoff or Samantha Truex and any other person pursuant to which they were selected as a director of the Company, and there is no family relationship between any of Jonathan Goldman, Aaron Kantoff or Samantha Truex and any of the Company’s other directors or executive officers. Each of Jonathan Goldman, Aaron Kantoff and Samantha Truex will be eligible for Board compensation pursuant to the Company’s Non-Employee Director Compensation Plan.

In connection with the appointment of Jonathan Goldman, Aaron Kantoff and Samantha Truex as directors, each of them will enter into the Company’s standard form of indemnification agreement, a copy of which is filed as Exhibit 10.4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

There are no related party transactions between any of Jonathan Goldman, Aaron Kantoff or Samantha Truex and the Company, and the Board believes that each of Jonathan Goldman, Aaron Kantoff and Samantha Truex satisfies the independence requirements of Rule 5605(a)(2) of the Nasdaq Stock Market listing rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

Following the closing of the transactions described herein, the Company’s Board shall consist of June Almenoff, Mitchell Chan, Gilla Kaplan, Aaron Kantoff, as the designee of the holder of Series D Preferred Stock, Jonathan Goldman, Garry Neil, Magnus Persson and Samantha Truex, with one vacancy for a director to be designated by the holder of Series E Preferred Stock.

Item 5.03    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 27, 2024, in connection with the Merger and the Private Placement, the Company filed Certificates of Designation to its Amended and Restated Certificate of Incorporation, as amended (the “Certificates of Designation”), with the Secretary of State of the State of Delaware for the purpose of designating the Series C non-voting convertible preferred stock, $0.001 par value per share ( “Series C Preferred Stock”), Series D non-voting preferred stock, $0.001 par value per share (“Series D Preferred Stock”), and Series E non-voting preferred stock, $0.001 par value per share (“Series E Preferred Stock”).

Each share of Series C Preferred Stock is initially convertible into 1,000 shares of Common Stock, subject to adjustment as described below. The Series C Preferred Stock will convert automatically on the second trading day after the receipt of the Required Stockholder Approval in accordance with Nasdaq rules, subject to Beneficial Ownership Limitation described below. No fractional shares will be issued upon conversion; rather any fractional share will be rounded up to the next whole share.

In all cases, conversion of the Series C Preferred Stock will be subject to the Beneficial Ownership Limitation. The “Beneficial Ownership Limitation” prevents the conversion of any portion of a holder’s Series C Preferred Stock if such conversion would cause the holder, together with its affiliates, to beneficially own more than 9.99% (or 4.99% in the case of certain Purchasers) of the outstanding shares of Common Stock after giving effect to the conversion.

Except as required by the Delaware General Corporation Law and the Certificates of Designation, the Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock have no voting rights. The Series C Preferred Stock is entitled to receive dividends (on an as-if-converted-to-Common-Stock basis) equal to and in the same form as dividends (other than dividends in the form of Common Stock) actually paid on shares of the Common Stock when, as and if declared by the Board (other than dividends in the form of Common Stock). The Series D Preferred Stock and Series E Preferred Stock are not entitled to any dividends.

For as long as there are any shares of Series D Preferred Stock that remain outstanding, the holder of Series D Preferred Stock, acting exclusively and as a separate class, shall have the right, but not the obligation, to designate and appoint one individual to serve as a director on the Board.

For as long as there are any shares of Series E Preferred Stock that remain outstanding, the holder of Series E Preferred Stock, acting exclusively and as a separate class, shall have the right, but not the obligation, to designate and appoint one individual to serve as a director on the Board.

In the event of distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily, the holder of Series D Preferred Stock shall be entitled to receive an amount per share equal to $0.001 but shall not be entitled to any further payment or other participation in any distribution of the assets of the Company.

In the event of distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily, the holder of Series E Preferred Stock shall be entitled to receive an amount per share equal to $0.001 but shall not be entitled to any further payment or other participation in any distribution of the assets of the Company.

The Series C Preferred Stock ranks in parity with the Common Stock as to dividends, distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily.

The Series C Preferred Stock is subject to broad-based weighted average anti-dilution protection for certain issuances of Common Stock and securities convertible into Common Stock.

The foregoing description of the Series C Preferred Stock is qualified in its entirety by reference to the full text of the Series C Certificate of Designation, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

The foregoing description of the Series D Preferred Stock is qualified in its entirety by reference to the full text of the Series D Certificate of Designation, a copy of which is attached hereto as Exhibit 3.2 and is incorporated herein by reference.

The foregoing description of the Series E Preferred Stock is qualified in its entirety by reference to the full text of the Series E Certificate of Designation, a copy of which is attached hereto as Exhibit 3.3 and is incorporated herein by reference.

Item 8.01    Other Information.

On March 27, 2024, the Company issued a press release to report the closing of the Merger, and the entry into the Securities Purchase Agreement, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On March 27, 2024, the Company posted on its website an updated investor presentation (the “Investor Presentation”). The Investor Presentation will be used from time to time in meetings with investors. A copy of the Investor Presentation is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(a)    Financial statements of business acquired.

The financial statements required by this Item, with respect to the Merger described in Item 2.01 herein, are expected to be filed as soon as practicable, and in any event not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed related to Item 2.01.

(b)    Pro forma financial information.

The pro forma financial information required by this Item, with respect to the Merger described in Item 2.01 herein, are expected to be filed as soon as practicable, and in any event not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed related to Item 2.01.

Forward Looking Statements.

Any statements in this Current Report about the future expectations, plans and prospects of the Company, including without limitation, statements regarding: the Merger, stockholder approval of the conversion of the Series C Preferred Stock and exercise of the Warrant, the filing of a resale registration statement pursuant to the Registration Rights Agreement, if any, and the timing thereof, the closing and timing of the Private Placement and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “hypothesize,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to those set forth under the caption “Risk Factors” in the Company’s most recent Annual Report on Form 10-K filed with the SEC, as supplemented by its subsequent Quarterly Reports on Form 10-Q and in other filings that makes with the SEC. In addition, any forward-looking statements included in this Current Report represent the Company’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. The Company specifically disclaims any intention to update any forward-looking statements included in this Current Report.

No Offer or Solicitation; Important Information About the Merger and Where to Find It.

This Current Report on Form 8-K is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Merger and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of the Company, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the Securities Act or an exemption therefrom.

The Company expects to file a proxy statement with the SEC relating to the Required Stockholder Approvals. The definitive proxy statement will be sent to all Company stockholders. Before making any voting decision, investors and security holders of the Company are urged to read the proxy statement and all other relevant documents filed or that will be filed with the SEC in connection with the Meeting Proposals as they become available because they will contain important information about the Merger Agreement and related transactions and the Meeting Proposals to be voted upon. Investors and security holders will be able to obtain free copies of the proxy statement and all other relevant documents filed or that will be filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov.

Participants in Solicitation.

The Company and its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the Required Stockholder Approvals. Information regarding the Company’s directors and executive officers is available in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 29, 2023. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

(d)    Exhibits:

Exhibit No.	Description

2.1*
Agreement and Plan of Merger and Reorganization, dated March 27, 2024, by and among Avalo Therapeutics, Inc., Project Athens Merger Sub, Inc., Second Project Athens Merger Sub, LLC, and AlmataBio, Inc.

3.1	Certificate of Designation for Avalo Therapeutics, Inc.’s Series C Preferred Stock filed with the Secretary of State of Delaware on March 27, 2024.

3.2	Certificate of Designation for Avalo Therapeutics, Inc.’s Series D Preferred Stock filed with the Secretary of State of Delaware on March 27, 2024.

3.3	Certificate of Designation for Avalo Therapeutics, Inc.’s Series E Preferred Stock filed with the Secretary of State of Delaware on March 27, 2024.

4.1*	Form of Warrant.

10.1*	Securities Purchase Agreement, dated March 27, 2024, by and among Avalo Therapeutics, Inc. and the investors signatory thereto.

10.2	Registration Rights Agreement, dated March 27, 2024, by and among Avalo Therapeutics, Inc. and the investors signatory thereto.

99.1	Press release, dated March 27, 2024.

99.2	Investor Presentation.

104	The cover pages of this Current Report on Form 8-K, formatted in Inline XBRL.

* Certain exhibits and schedules to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted exhibits or schedules upon request by the U.S. Securities and Exchange Commission.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVALO THERAPEUTICS, INC.

Date: March 28, 2024	By:	/s/ Christopher Sullivan
Christopher Sullivan
Chief Financial Officer